UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2022

BARNES & NOBLE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37499	46-0599018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountainview Blvd., Basking Ridge, NJ 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 991-2665

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which registered
Common Stock, $0.01 par value per share	BNED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2022, Barnes & Noble Education, Inc., a Delaware corporation (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Outerbridge Capital Management, LLC and certain of its affiliates signatory thereto (collectively, “Outerbridge”).

Pursuant to the Cooperation Agreement, the Company agreed to nominate Mr. Rory Wallace, Chief Investment Officer of Outerbridge Capital Management, LLC, for election to the Board of Directors of the Company (the “Board”) at the 2022 Annual Meeting of stockholders (the “2022 Annual Meeting”) and appoint Mr. Wallace to the Board if, prior to the 2022 Annual Meeting, an incumbent director resigns from the Board, subject to the satisfactory completion of a customary vetting process. In addition, the Cooperation Agreement provides (i) that following the 2022 Annual Meeting the Board will be limited to a maximum of nine directors, (ii) for customary non-voting observation rights on the Board for Mr. Wallace until the earlier of his appointment to the Board and the 2022 Annual Meeting and (iii) for customary director replacement rights during the standstill period described below.

Pursuant to the Cooperation Agreement, and concurrently with the execution of the Cooperation Agreement, the Company separated the roles of Chief Executive Officer and Chairman of the Board, both previously held by Mr. Michael Huseby, by appointing Vice Admiral John R. Ryan as Chairman of the Board and discontinuing the role of lead independent director previously held by Mr. Ryan.

The Cooperation Agreement also includes, among other provisions, certain standstill commitments by Outerbridge, including but not limited to restrictions on Outerbridge’s ability to (i) engage in any solicitation of proxies or consents, (ii) encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iii) submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders or (iv) acquire voting securities of the Company above certain thresholds. These restrictions apply during a standstill period that will terminate on the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the Company’s 2023 annual meeting of stockholders.

The Cooperation Agreement also provides that Outerbridge will vote (i) for all directors nominated by the Board for election at any annual or special meeting during the standstill period and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than certain extraordinary transactions) that comes before any annual or special meeting during the standstill period.

The description of the Cooperation Agreement contained herein is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On June 27, 2022, the Company issued a press release announcing entry into the Cooperation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated June 25, 2022, by and among Barnes & Noble Education, Inc. and Outerbridge Capital Management, LLC and certain of its affiliates signatory thereto.

99.1	Press Release, dated June 27, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2022

BARNES & NOBLE EDUCATION, INC

By:	/s/ Michael C. Miller
Name:	Michael C. Miller
Title:	Executive Vice President, Corporate Development & Affairs and Chief Legal Officer